Exhibit 10.1
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
FORM OF RESTRICTED STOCK AWARD
[Name]
[Address]
[Address]
Dear                                         :
You have been granted an award of shares of common stock of Molecular Insight Pharmaceuticals, Inc. (the “Company”), constituting a Restricted Stock award under the Molecular Insight Pharmaceuticals, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”), with the following terms and conditions:

Grant Date:	, 200

Number of Restricted Stock:	Subject to the restrictions, terms and conditions of this Award, the Company hereby grants, effective as of the Grant Date, to you shares of common stock of the Company (“Restricted Shares”). The Restricted Shares are subject to certain transfer restrictions and possible risk of forfeiture.

Vesting Schedule:	Your Restricted Shares will vest in accordance with the following schedule, subject to certain other terms and conditions as attached hereto, if any, provided you are continuously employed by the Company or an Affiliate until the applicable vesting date:

Date or Event Number or Percentage of Restricted Shares Vested

Forfeiture:	Upon any termination of your employment prior to the date the Restricted Shares become vested, the unvested number of your Restricted Shares as of the date of such termination will be forfeited and will revert back to the Company without any payment to you.

Issuance of Certificates:	The Company will issue in your name certificate(s) evidencing your Restricted Shares as soon as practicable following your execution of this Award. In addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legends:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary or by operation of law, is subject to restrictions set forth in a Restricted Stock Award agreement by and between the Company and the registered owner hereof. A copy of such agreement may be obtained from the Secretary of the Company.”

Your Restricted Shares certificate(s) will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the vesting date, the Restricted Shares will cease to be held in escrow, and certificate(s) for such number of Shares will be delivered to you or, in the case of your death, to your estate.

Upon the vesting of your Restricted Shares, you will be entitled to a new certificate for the Shares that have vested, without the foregoing legend, upon making a request for such certificate to the Company.

Transferability of Restricted Shares:	You may not sell, assign, transfer, pledge or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Restricted Shares acquired under this Award other than as set forth in the Plan, at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Voting Rights and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before such Shares are forfeited. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Shares with respect to which they were paid.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment of this Award will be null and void.

Change of Control:	Notwithstanding any other provisions to the contrary herein, in the event of a Change of Control of the Company, your Restricted Shares will be treated as provided in Section 14(c) of the Plan.

Tax Withholding:	You understand that you (and not the Company) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You have been advised to confer promptly with a professional tax advisor with regard to all such tax matters, including considering whether you should made a so-called “83(b) election” with respect to the Restricted Shares. Such election must be filed within thirty (30) days after the date of this Award.

To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You expressly acknowledge and agree that your rights hereunder are subject to your promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Administrator so determines, by the delivery of previously acquired stock or shares of stock acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such award, vesting or payment.

Miscellaneous:
•    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

• This Restricted Stock Award may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	Authorized Officer
RECIPIENT’S ACCEPTANCE
BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN, AND YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN IN ITS ENTIRETY AND THE SUMMARY OF THE PLAN, WHICH CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MEETS THE REQUIREMENTS OF SECTION 10(a) OF SAID ACT.

Recipient Signature
Print Name:

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